Exhibit 99.1
ZENDESK ANNOUNCES THIRD QUARTER 2019 RESULTS

Highlights

•	Third quarter revenue increased 36% year over year to $210.5 million

•	Third quarter GAAP operating loss of $35.4 million and non-GAAP operating income of $10.6 million

SAN FRANCISCO – October 29, 2019 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the third quarter ended September 30, 2019, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the Third Quarter 2019

Revenue was $210.5 million for the quarter ended September 30, 2019, an increase of 36% over the prior year period. GAAP net loss for the quarter ended September 30, 2019 was $34.2 million, and GAAP net loss per share (basic and diluted) was $0.31. Non-GAAP net income was $14.0 million, and non-GAAP net income per share (basic) was $0.13, and non-GAAP net income per share (diluted) was $0.12. Non-GAAP net income excludes approximately $41.1 million in share-based compensation and related expenses (including $2.0 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $6.4 million of amortization of debt discount and issuance costs, $2.8 million of amortization of purchased intangibles, $2.2 million of acquisition-related expenses, and non-GAAP income tax effects and adjustments of $4.1 million. GAAP net loss per share for the quarter ended September 30, 2019 was based on 111.3 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended September 30, 2019 was based on 111.3 million weighted average shares outstanding (basic) and 119.7 million weighted average shares outstanding (diluted).

Outlook

As of October 29, 2019, Zendesk provided guidance for the quarter ending December 31, 2019 and updated its guidance for the year ending December 31, 2019.

For the quarter ending December 31, 2019, Zendesk expects to report:

•	Revenue in the range of $226 - 228 million

•
GAAP operating income (loss) in the range of $(37) - (35) million, which includes share-based compensation and related expenses of approximately $40 million, amortization of purchased intangibles of approximately $3 million, and acquisition-related expenses of approximately $2 million

•
Non-GAAP operating income (loss) in the range of $8 - 10 million, which excludes share-based compensation and related expenses of approximately $40 million, amortization of purchased intangibles of approximately $3 million, and acquisition-related expenses of approximately $2 million

•	Approximately 112 million weighted average shares outstanding (basic)

•	Approximately 117 million weighted average shares outstanding (diluted)

For the full year ending December 31, 2019, Zendesk expects to report:

•	Revenue in the range of $813 - 815 million

•
GAAP operating income (loss) in the range of $(167) - (165) million, which includes share-based compensation and related expenses of approximately $168 million, amortization of purchased intangibles of approximately $10 million, and acquisition-related expenses of approximately $12 million

•
Non-GAAP operating income (loss) in the range of $23 - 25 million, which excludes share-based compensation and related expenses of approximately $168 million, amortization of purchased intangibles of approximately $10 million, and acquisition-related expenses of approximately $12 million

•	Approximately 111 million weighted average shares outstanding (basic)

•	Approximately 119 million weighted average shares outstanding (diluted)

•	Free cash flow in the range of $35 - 45 million

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2019 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2019 is not available without unreasonable effort.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments or restructurings, and no further revisions to share-based compensation and related expenses.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a conference call to answer questions today, October 29, 2019, at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. A live webcast of the conference call will be available at https://investor.zendesk.com. The conference call can also be accessed by dialing 833-287-0801, or +1 647-689-4460 (outside the U.S. and Canada). The conference ID is 3987256. A replay of the call via webcast will be available at https://investor.zendesk.com or by dialing 800-585-8367 or +1 416-621-4642 (outside the U.S. and Canada) and entering passcode 3987256. The dial-in replay will be available until the end of day November 1, 2019. The webcast replay will be available for 12 months.

About Zendesk

The best customer experiences are built with Zendesk. Our customer service and engagement products are powerful and flexible, and scale to meet the needs of any business. Zendesk serves businesses across a multitude of industries, with more than 150,000 paid customer accounts offering service and support in over 30 languages. Zendesk is headquartered in San Francisco, and operates worldwide with 17 offices in North America, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk’s ability to effectively expand its sales capabilities; (iv) Zendesk’s ability to effectively market and sell its products to larger enterprises; (v) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vi) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (vii) Zendesk’s ability to introduce and market new products and to support its products on a shared services platform; (viii) Zendesk’s ability to maintain and develop its strategic relationships with third parties; (ix) Zendesk's ability to prevent, mitigate, and respond effectively to both historical and future data breaches and to securely maintain customer data; (x) Zendesk’s ability to effectively manage its growth and organizational change, including its international expansion strategy; (xi) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xii) Zendesk's ability to comply with privacy and data security regulations; (xiii) the development of the market for software as a service business software applications; (xiv) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xv) real or perceived errors, failures, or bugs in its products; (xvi) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xvii) Zendesk’s ability to accurately forecast expenditures on third-party managed hosting services.

The forward-looking statements contained in this shareholder letter are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$210,477	$154,828	$586,545	$426,501
Cost of revenue	59,210	46,992	172,534	130,207
Gross profit	151,267	107,836	414,011	296,294
Operating expenses:
Research and development	54,528	40,410	151,829	115,118
Sales and marketing	99,303	74,270	285,750	208,778
General and administrative	32,864	27,357	107,135	73,809
Total operating expenses	186,695	142,037	544,714	397,705
Operating loss	(35,428)	(34,201)	(130,703)	(101,411)
Other income (expense), net
Interest income	4,986	4,561	15,752	9,906
Interest expense	(6,727)	(6,375)	(19,885)	(13,427)
Other income (expense), net	2,581	(463)	2,012	(194)
Total other income (expense), net	840	(2,277)	(2,121)	(3,715)
Loss before provision for (benefit from) income taxes	(34,588)	(36,478)	(132,824)	(105,126)
Provision for (benefit from) income taxes	(364)	(2,334)	661	(7,291)
Net loss	$(34,224)	$(34,144)	$(133,485)	$(97,835)
Net loss per share, basic and diluted	$(0.31)	$(0.32)	$(1.21)	$(0.93)
Weighted-average shares used to compute net loss per share, basic and diluted	111,261	106,143	109,969	104,954

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$190,892	$126,518
Marketable securities	243,846	300,213
Accounts receivable, net of allowance for doubtful accounts of $2,715 and $2,571 as of September 30, 2019 and December 31, 2018, respectively	101,440	85,280
Deferred costs	32,406	24,712
Prepaid expenses and other current assets	48,124	35,873
Total current assets	616,708	572,596
Marketable securities, noncurrent	384,527	393,671
Property and equipment, net	94,851	75,654
Deferred costs, noncurrent	32,516	26,914
Lease right-of-use assets	95,098	—
Goodwill and intangible assets, net	209,516	146,327
Other assets	26,242	22,717
Total assets	$1,459,458	$1,237,879
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$43,206	$16,820
Accrued liabilities	36,531	34,097
Accrued compensation and related benefits	58,544	46,603
Deferred revenue	290,285	245,243
Lease liabilities	21,398	—
Total current liabilities	449,964	342,763
Convertible senior notes, net	477,007	458,176
Deferred revenue, noncurrent	2,662	2,719
Lease liabilities, noncurrent	87,926	—
Other liabilities	4,710	17,300
Total liabilities	1,022,269	820,958

Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,119	1,080
Additional paid-in capital	1,099,730	950,693
Accumulated other comprehensive loss	(1,047)	(5,724)
Accumulated deficit	(662,613)	(529,128)
Total stockholders’ equity	437,189	416,921
Total liabilities and stockholders’ equity	$1,459,458	$1,237,879

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(34,224)	$(34,144)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,091	8,530
Share-based compensation	38,650	31,446
Amortization of deferred costs	8,443	5,594
Amortization of debt discount and issuance costs	6,366	6,015
Other	112	566
Changes in operating assets and liabilities:
Accounts receivable	3,035	(12,825)
Prepaid expenses and other current assets	(1,843)	(2,742)
Deferred costs	(10,944)	(9,137)
Lease right-of-use assets	4,915	—
Other assets and liabilities	(2,401)	1,285
Accounts payable	1,258	10,341
Accrued liabilities	65	(4,503)
Accrued compensation and related benefits	(909)	(1,633)
Deferred revenue	6,240	16,951
Lease liabilities	(8,631)	—
Net cash provided by operating activities	20,223	15,744
Cash flows from investing activities
Purchases of property and equipment	(11,474)	(7,096)
Internal-use software development costs	(2,041)	(1,389)
Purchases of marketable securities	(103,883)	(342,415)
Proceeds from maturities of marketable securities	45,875	37,239
Proceeds from sales of marketable securities	57,520	31,927
Cash paid for the acquisition of FutureSimple, net of cash acquired	—	(79,363)
Net cash used in investing activities	(14,003)	(361,097)
Cash flows from financing activities
Issuance costs related to convertible senior notes	—	(54)
Proceeds from exercises of employee stock options	8,767	3,507
Proceeds from employee stock purchase plan	7,747	6,050
Taxes paid related to net share settlement of share-based awards	(2,323)	(1,620)
Other	—	1,675
Net cash provided by financing activities	14,191	9,558
Effect of exchange rate changes on cash, cash equivalents and restricted cash	19	(19)
Net increase (decrease) in cash, cash equivalents and restricted cash	20,430	(335,814)
Cash, cash equivalents and restricted cash at beginning of period	173,381	494,397
Cash, cash equivalents and restricted cash at end of period	$193,811	$158,583

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of gross profit and gross margin
GAAP gross profit	$151,267	$107,836	$414,011	$296,294
Plus: Share-based compensation	5,397	3,929	15,580	10,500
Plus: Employer tax related to employee stock transactions	310	238	1,149	794
Plus: Amortization of purchased intangibles	2,065	918	5,626	2,142
Plus: Amortization of share-based compensation capitalized in internal-use software	438	366	1,272	1,084
Plus: Acquisition-related expenses	185	38	$459	$38
Non-GAAP gross profit	$159,662	$113,325	$438,097	$310,852
GAAP gross margin	72%	70%	71%	69%
Non-GAAP adjustments	4%	3%	4%	4%
Non-GAAP gross margin	76%	73%	75%	73%

Reconciliation of operating expenses
GAAP research and development	$54,528	$40,410	$151,829	$115,118
Less: Share-based compensation	(12,169)	(10,677)	(35,717)	(30,436)
Less: Employer tax related to employee stock transactions	(634)	(673)	(2,856)	(2,057)
Less: Acquisition-related expenses	(973)	(1,006)	(2,404)	(1,793)
Non-GAAP research and development	$40,752	$28,054	$110,852	$80,832
GAAP research and development as percentage of revenue	26%	26%	26%	27%
Non-GAAP research and development as percentage of revenue	19%	18%	19%	19%

GAAP sales and marketing	$99,303	$74,270	$285,750	$208,778
Less: Share-based compensation	(13,839)	(10,261)	(39,813)	(27,447)
Less: Employer tax related to employee stock transactions	(562)	(561)	(2,352)	(1,635)
Less: Amortization of purchased intangibles	(699)	(237)	(1,934)	(404)
Less: Acquisition-related expenses	(390)	(307)	(1,161)	(870)
Non-GAAP sales and marketing	$83,813	$62,904	$240,490	$178,422
GAAP sales and marketing as percentage of revenue	47%	48%	49%	49%
Non-GAAP sales and marketing as percentage of revenue	40%	41%	41%	42%

GAAP general and administrative	$32,864	$27,357	$107,135	$73,809
Less: Share-based compensation	(7,244)	(6,579)	(27,948)	(18,198)
Less: Employer tax related to employee stock transactions	(470)	(283)	(1,788)	(872)
Less: Acquisition-related expenses	(628)	(1,908)	(5,618)	(1,908)
Non-GAAP general and administrative	$24,522	$18,587	$71,781	$52,831
GAAP general and administrative as percentage of revenue	16%	18%	18%	17%
Non-GAAP general and administrative as percentage of revenue	12%	12%	12%	12%

Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(35,428)	$(34,201)	$(130,703)	$(101,411)
Plus: Share-based compensation	38,649	31,446	119,058	86,581
Plus: Employer tax related to employee stock transactions	1,976	1,755	8,145	5,358
Plus: Amortization of purchased intangibles	2,764	1,155	7,560	2,546
Plus: Acquisition-related expenses	2,176	3,259	9,642	4,609

Plus: Amortization of share-based compensation capitalized in internal-use software	438	366	1,272	1,084
Non-GAAP operating income (loss)	$10,575	$3,780	$14,974	$(1,233)
GAAP operating margin	(17)%	(22)%	(22)%	(24)%
Non-GAAP adjustments	22%	24%	25%	24%
Non-GAAP operating margin	5%	2%	3%	—%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of net income (loss)
GAAP net loss	$(34,224)	$(34,144)	$(133,485)	$(97,835)
Plus: Share-based compensation	38,649	31,446	119,058	86,581
Plus: Employer tax related to employee stock transactions	1,976	1,755	8,145	5,358
Plus: Amortization of purchased intangibles	2,764	1,155	7,560	2,546
Plus: Acquisition-related expenses	2,176	3,259	9,642	4,609
Plus: Amortization of share-based compensation capitalized in internal-use software	438	366	1,272	1,084
Plus: Amortization of debt discount and issuance costs	6,366	6,015	18,831	12,665
Less: Income tax effects and adjustments	(4,098)	(3,913)	(5,994)	(5,890)
Non-GAAP net income	$14,047	$5,939	$25,029	$9,118

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.31)	$(0.32)	$(1.21)	$(0.93)
Non-GAAP adjustments to net loss	0.44	0.38	1.44	1.02
Non-GAAP net income per share, basic	$0.13	$0.06	$0.23	$0.09

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.31)	$(0.32)	$(1.21)	$(0.93)
Non-GAAP adjustments to net loss	0.43	0.37	1.42	1.01
Non-GAAP net income per share, diluted	$0.12	$0.05	$0.21	$0.08

Weighted-average shares used in GAAP per share calculation, basic and diluted	111,261	106,143	109,969	104,954

Weighted-average shares used in non-GAAP per share calculation
Basic	111,261	106,143	109,969	104,954
Diluted	119,689	113,752	118,750	111,413

Computation of free cash flow
Net cash provided by operating activities	$20,223	$15,744	$57,050	$55,682
Less: purchases of property and equipment	(11,474)	(7,096)	(25,628)	(27,132)
Less: internal-use software development costs	(2,041)	(1,389)	(5,007)	(5,550)
Free cash flow	$6,708	$7,259	$26,415	$23,000

Net cash provided by operating activities margin	10%	10%	10%	13%
Non-GAAP adjustments	(7)%	(5)%	(5)%	(8)%
Free cash flow margin	3%	5%	5%	5%

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk's current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2019, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2019 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2019 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, and the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite and in the quarter ended June 30, 2019, Zendesk began to offer a subscription which provides access to Sell and Support through a single paid customer account, Zendesk Duet. All of the Suite paid customer accounts are included in the number of accounts on all of Zendesk’s other products and are not included in the number of paid customer accounts using Support or Chat. All of the Duet paid customer accounts are included in the number of paid customer accounts using Support. Existing customers may also expand their utilization of Zendesk’s products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk’s products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account. Zendesk does not currently include in our number of paid accounts the number of accounts on Sunshine Conversations, our Sunshine platform messaging product, Zendesk Gather, our community forum software, or our legacy Smooch product.

Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Beginning with the quarter ended June 30, 2019, we excluded the impact of revenue that we expect to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from our determination of monthly recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 105,400 customers, as compared to the approximately 153,700 total paid customer accounts as of September 30, 2019.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, Sell, its legacy Starter plan, Sunshine Conversations, Gather, our legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk’s annual revenue run rate is based on its revenue for the three months ended September 30, 2019. Zendesk annualized such results to estimate its annual revenue run rate by multiplying the revenue for the three months ended September 30, 2019 by four. Zendesk’s annual revenue run rate is not a comprehensive statement of its financial results for this period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk’s revenue for the three months ended September 30, 2019 or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Source: Zendesk, Inc.

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Zendesk, Inc.
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ir@zendesk.com

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